Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by an * and [ ], have been separately filed with the Commission.

                   LICENSE AGREEMENT BETWEEN THE UNIVERSITY OF
                   KENTUCKY RESEARCH FOUNDATION & ASCALON INC.


THIS AGREEMENT, entered into and made effective May 30, 1996 (the "Effective Date") by and between the University of Kentucky Research Foundation, a corporation duly organized and existing under the laws of the Commonwealth of Kentucky and having its principal office at Lexington, Kentucky, U.S.A. (hereinafter referred to as "UKRF"), and Ascalon Inc., a corporation duly organized under the laws of Delaware, and having its principal office in Scottsdale, Arizona U.S.A. (hereinafter referred to as "Licensee").


                               W I T N E S S E T H


WHEREAS, UKRF is the owner of certain "Patent Rights" and "Technical Data and Materials" (as later defined herein) relating to certain inventions involving the treatment of diseases and conditions, and has the right to grant exclusive licenses under said Patent Rights and Technical Data and Materials as described herein.

WHEREAS, UKRF desires to have the Patent Rights and Technical Data and Materials utilized in the public interest and is willing to grant an exclusive license thereunder; and

WHEREAS, Licensee has represented to UKRF, to induce UKRF to enter into this Agreement, that the Licensee will, as needed, retain employees, officers or consultants who are experienced in the development, production, manufacture, marketing and sale of products similar to the "Licensed Product(s)" (as later defined herein) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights and Technical Data and Materials so that public utilization shall result therefrom; and

WHEREAS, Licensee desires to obtain an exclusive license under the Patent Rights and Technical Data and Materials upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                             Article 1 - Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 "Licensee" shall mean Ascalon Inc. and any subsidiary or successor entities or any permitted assignees under Article 9 hereof. Ascalon Inc. is not affiliated with or a predecessor or successor in interest to Ascalon Pharmaceuticals, Inc., an Arizona Corporation.

1.2 "Subsidiary" shall mean any corporation, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by Licensee.

1.3 "Patent Rights" shall mean the United States and Foreign pending patent applications set forth in Appendix A attached hereto and made a part hereof (hereinafter referred to as the "Patent Rights Patent Application(s)"), and theUnited States patents and Foreign patents issuing from said pending United States and Foreign patent applications or later-filed foreign applications based upon any of said United States patents and applications and any continuations, continuations-in-part, divisions, reissues, additions, amendments or extensions or any of the foregoing (hereinafter referred to as the "Patent Rights Patent(s)").

1.4 "Licensed Product(s)" shall mean any product which:

     (a) is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application in the country in which the Licensed Product(s) is made, used or sold or (ii) a valid and unexpired claim contained in a Patent Rights Patent in the country in which the Licensed Product(s) is made, used or sold.

     (b) is manufactured by using a process which is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application in the country in which the Licensed Process(es) is used or (ii) a valid and unexpired claim contained in a Patent Rights Patent in the country in which the Licensed Process(es) is used.

1.5 "Licensed Process(s)" shall mean a process for making or using anti-idiotypic antibodies or other compositions of matter and which is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application or (ii) a valid and unexpired claim contained in a Patent Rights Patent.

1.6 "Technical Data and Materials" shall mean any information or materials in the possession of UKRF, the University of Kentucky, or their employees and scientists, relating to the manufacture, testing, development or use of the Licensed Products or Licensed Processes, including, but not limited any and all of the following: data, know-how, testing or manufacture methods, uses, assays, immunogens, cell lines and characteristics of anti-idiotypic antibodies, and the hybridomas, cell lines, phages, plants, animals, polynucleotide, polypeptide or other polymer sequences or other biological or chemical source materials, used in the production of such anti-idiotypic antibodies or any fragments, derivatives or analogs thereof (limited to, the cell lines used for the creation and production of the antibodies known as 3H1, 1A7, and 11D10).

1.7. "Anti-idiotypic antibody" shall mean the anti-idiotypic antibodies known by the parties as 3H1, 1A7 or 11D10, or their fragments, derivatives or analogs.

                                Article 2 - Grant

2.1 UKRF hereby grants to Licensee an exclusive, sublicenseable, complete and worldwide license to all rights UKRF has or may have in such Patent Rights and Technical Data & Materials for all fields of use, including but not limited to any and all rights to make, have made, use, import, export, lease, sell and offer to sell the Licensed Product(s) and to utilize the Licensed Process under the Patent Rights to the full end of the term of the last expiring Patent Rights Patent for which the Patent Rights are granted unless sooner terminated as hereinafter provided.

2.2 In order to establish a period of exclusivity for Licensee, UKRF hereby agrees that it shall not permit, grant, or offer to grant any license or rights to any other persons, to practice or use the Patent Rights or Technical Data & Materials during the period of time commencing with the Effective Date of this Agreement and terminating with the full end of the term of this Agreement, unless sooner terminated as hereinafter provided. Any such grant or offer to grant any such third party Licensee shall be void ab initio. University of Kentucky, UKRF and their employees, may, however, practice the Patent Rights and use the technical data related thereto, for its own non-commercial research; provided that the University of Kentucky and its employees take reasonable measures to prevent the dissemination of the Anti-idiotypic antibodies to any third person and that the obligations under Article 7 of this Agreement shall not apply to any such research conducted by the University of Kentucky or its employees.

2.3 Licensee shall have the exclusive and worldwide right to sublicense, transfer, or assign any or all of the rights, privileges and license granted hereunder.

2.4 Licensee agrees it shall incorporate Articles 5, 10, and 12 of this Agreement into all sublicensing agreements granted by it, and shall expressly provide for UKRF's right to enforce such Articles.

2.5 Licensee agrees to forward to UKRF a copy of any and all fully executed sublicense agreements, and further agrees to forward to UKRF annually a copy of such reports received by Licensee from its Sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.


                            Article 3 - Due Diligence

3.1. Licensee shall use its best efforts to bring the Licensed Product(s) and/or Licensed Process(es) to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights. UKRF and Licensee acknowledge and agree that substantial research, development, clinical and non-clinical testing of the Licensed Products (collectively

The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

     "Licensed Products Research") are necessary to enable commercial exploitation of the Patent Rights. Such Licensed Products Research shall include work conducted at the University of Kentucky, or its affiliates, with funding obtained from or with the assistance of the Licensee, or its Sublicensees, of at least $ 350,000 per year for each of the five years following the Effective Date (measured from the Effective Date), exclusive of Federal grants paid directly to the University of Kentucky or UKRF; up to an aggregate maximum of $ 1,750,000. Such funds shall be used exclusively and directly for such Licensed Products Research which is of good scientific and commercial purpose and design and which the University of Kentucky, or its affiliates, is able to competently and diligently perform, and shall be contingent upon execution by the parties of a commercially reasonable research and option agreement for such Licensed Products Research negotiated by the parties in good faith.

3.2 Licensee shall be responsible, at its sole expense through patent counsel of its choice reasonably acceptable to UKRF, to conduct all further prosecution and maintenance of the Patent Rights Patent Applications and Patent Rights Patents. Licensee shall however, provide UKRF with a copy of any filing, for its review and approval, prior to its submission to the designated patent office.


                              Article 4 - Royalties

4.1. For the rights, privileges and license granted hereunder, Licensee shall pay to UKRF in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

     (a)  License fees in the following amounts:
          (i)   [*] Dollars, which shall be due upon the Effective Date.

          (ii) [*] Dollars, which shall be due twelve (12) months from the Effective Date.

          (iii) [*] Dollars, which shall be due upon Licensee obtaining clear title to all rights under the Patents Rights Patents, including resolution of any claims that are or may be asserted by the Scripps Institute or Roswell Park Institute.

          (iv) The following amount, upon Licensee completing an Initial Public Offering
                o  [*] Dollars if the IPO raises no more than $5,000,000;
                o  [*] Dollars if the IPO raises $5,000,001 to $10,000,000;
                o  [*] Dollars if the IPO raises $10,000,001 to 15,000,000;
                o  [*] Dollars if the IPO raises over $15,000,000.

The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

          (v) [*] Dollars, which shall be due upon each FDA approval of an initial Product Marketing Application for a Licensed Product, which is not designated as an Orphan Drug or Orphan Biologic Product under 21 U.S.C. 360bb, for which a full and non-refundable "Human Drug Application Fee" is paid under the Prescription Drug User Fee Act of 1992.

     (b) A royalty in the amount of [*] of the Net Sales Price of the Licensed Product(s) used, leased or sold by or for Licensee or its Sublicensees.

          (i) Beginning with the calendar year starting the January 1 following two (2) years after the first FDA approval of a Licensed Product which obligates Licensee to Pay UKRF the fee due under Article 4.1(a)(v) of this Agreement, Licensee and its Sublicensees shall together pay UKRF an aggregate annual minimum royalty on the sales of all Licensed Products sold or leased by them of no less than [*] per year.

          (ii) No royalty shall be due for the use, lease or sale of any Licensed Products manufactured, used or sold for conducting studies related to obtaining marketing approvals from U.S. or foreign regulatory agencies, nor for payments to any party contracted by Licensee or another Sublicensee to manufacture Licensed Products.

4.2. As used herein, the phrase "Net Sales Price" shall mean Licensee's billings for the Licensed Product(s) produced hereunder less the sum of the following:

          (a) Discounts, and commissions incurred in connection with non-U.S. sales, allowed or paid in amounts customary in the trade;

          (b) Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

          (c)  Transportation costs or expenses, incurred, paid or allowed; and

          (d)  Amounts allowed or credited on returns or rejects.

Licensed Product(s) shall be considered "sold" when billed out or invoiced, in accordance with generally accepted accounting practices.

4.3. No multiple royalties or fees shall be payable because the Licensed Product(s), its manufacture, lease or sale are or shall be covered by more than one patent application or patent licensed under this Agreement.

The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

          (a) Only a single royalty shall be due on any specific lot(s) of Licensed Products made, used or sold by Licensee and its Sublicensees, and which shall not exceed the royalty that would be due based on the highest Net Sales Price for which such lot(s) of Licensed Products is(are) sold by Licensee or its Sublicensees.

          (b) The royalties and fees due UKRF under this Agreement shall be reduced to the extent that Licensee, or its Sublicensees, are required to pay any amounts of royalty, fees, or settlements, to any third party in order to make, have made, use, sell, offer to sell, import, Licensed Products or products made with Licensed Processes, or otherwise practice the Patent Rights granted herein, provided that the royalty rate due UKRF shall not be less than [*].

4.4. Licensee shall have the right, but not the obligation, to defend and enforce the Patent Rights, and Licensee's rights in said Patent Rights and in the Technical Data and Materials. In the event that Licensee shall undertake, or be financially responsible for the enforcement and/or defense of the Patent Rights or Technical Data (including, but not limited to, resolving, settling or litigating any claims or actions related to any third party opposition, patent interferences, infringement, or patent validity), Licensee may withhold up to fifty percent (50%) of the payments otherwise due UKRF under Article 4 hereunder and apply the same toward reimbursement of Licensee's actual expenses, including reasonable attorneys' fees and expert witnesses' fees, in connection with the conduct, investigation, settlement or resolution of such enforcement or defense. Any recovery of damages by Licensee for enforcement of Licensee's rights shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating its enforcement and defense of its rights, and next toward reimbursement of UKRF for any payments under Article 4 past due or withheld and applied pursuant to this Article 4.4. The balance remaining from any such recovery shall be shared by UKRF and Licensee. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UKRF, which shall not be unreasonably withheld. Licensor hereby consents to entry or joinder by Licensee, as Licensee determines to be necessary or desirable, as a named party in any action Licensee brings or defends with respect to the Patent Rights Patents or any other rights or actions related to this Agreement; provided, that such joinder shall not affect Licensee's right to bring, defend and control such actions.

4.5. Royalty payments shall be paid in United States dollars in Lexington, Kentucky, or at such other place as UKRF may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which Licensee or any Sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from royalty paid to UKRF. Licensee shall furnish UKRF the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate actually paid, or the rate stated in the Wall Street Journal, plus customary exchange fees or premiums, on the last business day of the calendar quarterly reporting period to which such royalty payments relate.


                         Article 5 - Reports and Records

5.1. Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to UKRF by way of royalty as aforesaid. Said books of account shall be kept at Licensee's principal place of business or the principal place of business of the appropriate Division of Licensee to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times, for five (5) years following the end of the calendar year to which they pertain, to the reasonable inspection of the UKRF Internal Audit Division and/or an independent certified public accountant retained by UKRF and/or a certified public accountant employed by UKRF, for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement. Provided, however, that any such persons conducting the audit or inspection shall have executed confidentiality agreements reasonably acceptable to Licensee or Sublicensee, respectively, and that the purpose for and the information or evaluation obtained from such inspection or audit is strictly limited to use by UKRF for verifying Licensee's compliance with the terms of this Agreement.

5.2. Licensee, within thirty (30) days after June 30 and December 31, of each year, shall deliver to UKRF true and accurate reports, giving such particulars of the business conducted by Licensee during the preceding six-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

     (a)  All Licensed Products manufactured and sold;

     (b)  Total billings for Licensed Product sold;

     (c)  Deductions applicable as provided in Article 4;

     (d)  Total royalties due;

     (e)  Names and addresses of all Sublicensees of Licensee; and

     (f) Annually, the Licensee's certified financial statements for the preceding twelve (12) months including, at a minimum, a Balance Sheet and an Operating Statement.

5.3. With each such report submitted, Licensee shall pay to UKRF the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report.

                             Article 6 - Termination

6.1. If Licensee shall become bankrupt, or shall file a petition in bankruptcy, or if the business of Licensee shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Licensee or otherwise, this Agreement shall automatically terminate.

6.2. Should Licensee fail in its payment to UKRF of royalties or license fees due under Article 4 of this Agreement, UKRF shall have the right to serve notice upon Licensee by certified mail at the address designated in Article 12, hereof, of its intention to terminate this Agreement within thirty (30) days after receipt of said notice of termination unless Licensee shall pay to UKRF, within the thirty (30) day period, all such royalties and license fees due and payable. Upon the expiration of the thirty (30) day period, if Licensee shall not have made a payment of such royalties and license fees due and payable, the rights, privileges and license granted hereunder shall thereupon immediately terminate.

6.3. Upon any material breach or default of this Agreement by Licensee, other than those occurrences set out in Articles 6.1, 6.2 and 6.4 herein, which shall always take precedence in that order over any other material breach or default of this Agreement, UKRF shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days' notice by certified mail to Licensee. Such termination shall become effective unless Licensee shall have made a good faith effort to cure any such breach or default prior to the expiration of the ninety (90) day period from receipt of UKRF's notice of termination.

6.4. In the event that Licensee fails, for a continuous period of at least six months, to cause payment for Licensed Products Research required under Article 3 and is not using due diligence to pursue a vigorous program to develop a Licensed Product based on a use of 3H1, 1A7 and 11D10, then UKRF shall have the right to request reasonable assurances from Licensee that it, or its Sublicensees will provide such funding and use due diligence to pursue such program.

     (a) If Licensee, or its Sublicensees, do not provide such assurances within 90 days of receiving such request from UKRF ("Licensee's Cure Period"), then the rights granted by Article 2.1 to the Patent Rights solely and specifically with respect to the antibody that is not subject to a vigorous program to develop a Licensed Product may be forfeited upon seasonable notice by UKRF. Provided, however, that UKRF shall provide Licensee and all Sublicensees of record, of its intent to exercise such partial license forfeit, under this Article 6.4, of the licensed Patent Rights within 90 days after the expiration of the Licensee's Cure Period, and allow such Sublicensees, or other reasonably acceptable party, 45 days after receipt of such notice of forfeiture to provide the such requested assurances.

     (b) Upon forfeiture, if any, Licensee shall have no obligation to prosecute, maintain, enforce or defend any Patent Rights Patent Application or Patent Rights Patent, or any claim therein, with may pertain to such forfeited rights.

6.5. Licensee shall have the right to terminate this Agreement at any time on six (6) months' notice by certified mail to UKRF.

6.6. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and/or any Sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products ordered or in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay to UKRF the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.


                          Article 7 - Product Liability

7.1. Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold UKRF, its trustees, officers, and employees (collectively "Indemnified Parties") harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from Licensee's production, manufacture, sales, use, consumption or advertisement of the Licensed Product(s), and/or Licensed Process(es), manufactured by Licensee after the Effective Date, or arising from any obligation of Licensee hereunder, and that would otherwise be imposed on such indemnified parties solely because of the UKRF status as a licensor of the rights granted under this Agreement. All such obligations to defend, indemnify, and hold harmless shall fully exclude any claim, proceeding, demand, expense and liability of any kind whatsoever resulting from or arising out of any fraud or criminal act by any Indemnified Party.

7.2. If Licensee produces, manufactures or sells any Licensed Product(s) and/or licensed process(es), Licensee will maintain product liability insurance, with an endorsement naming this Agreement the University of Kentucky Research Foundation, officers and employees as additional insureds covering liabilities for the production, manufacture and/or sale of the Licensed Product(s) and Licensed Process(es), which are imposed on the such parties solely because of this Agreement. The policy of insurance shall contain a provision of non-cancellation except upon the provision of sixty (60) days notice to the University. Policy limits shall be not less than $ 1,000,000 per person per occurrence until an approval for commercial distribution of therapeutic products in the U.S. has been obtained from the United States Food & Drug Administration, and $ 5,000,000 per person per occurrence thereafter.

7.3. If Licensee, sublicenses any of the rights, privileges and licenses granted hereunder, Licensee shall ensure that the aggregate amount of product liability insurance coverage held by Licensee and Sublicensee together are at least equal to amounts required under Article 7.2.

7.4. UKRF shall use its best efforts to obtain the full cooperation of all Indemnified Parties or other persons under its control with the Licensee's investigation, defense and settlement of such claim, proceeding, or demand for which indemnification or defense is sought.

7.5 In addition, Licensee shall hold Health Research Inc., Roswell Park Division, ("Roswell") harmless from any claims resulting from an "Additional Interest" in the "Inventions" (as those terms are defined in the agreement between UKRF and Roswell signed by those entities May 10 and 15, respectively), and from any damages directly resulting from the use of any "Invention" or "Patent," (as that term is defined in said agreement) by Licensee.


                             Article 8 - Warranties

8.1. Licensee AGREES THAT EXCEPT AS STATED IN article 8.3 THE RIGHTS GRANTED ARE MADE AVAILABLE WITHOUT WARRANTY OF ANY KIND EXPRESSED OR IMPLIED INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.2. Licensee further agrees that UKRF has not conducted nor had conducted a patentability or infringement study and thus except as stated in Article 8.3 it makes no claims that the licensed rights will not infringe any third parties valid patent rights.

8.3. Notwithstanding anything to the contrary herein UKRF warrants that it has lawfully and validly secured and conveys as described herein all rights which are or may be asserted or claimed by UKRF, University of Kentucky, or any of their respective trustees, officers, employees, affiliates, including, but not limited to Kenneth A. Foon, Malaya Chatterjee, Sunil Chatterjee and Heinz Kohler


                             Article 9 - Assignment

Licensee may assign or otherwise transfer this Agreement and the license granted hereby and any or all of the rights acquired by it hereunder so long as such assignment or transfer shall be accompanied by a sale or other transfer of Licensee's entire business or of that part of Licensee's business to which the license granted hereby relates, or such assignment or transfer is made to an entity controlling Licensee. Licensee shall give UKRF thirty (30) days prior notice of such assignment and transfer and if UKRF raises no substantial and reasonable objection to such assignment or transfer, in writing within thirty
(30) days after the giving of such notice and stating the reasons for such objection, then UKRF shall be deemed to have approved such assignment or transfer; provided, however, UKRF shall not be deemed to have approved such assignment and transfer unless such assignee or transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement. Upon such assignment or transfer and agreement by such assignee or transferee, the term Licensee as used herein shall include such assignee or transferee. If Licensee shall sell or otherwise transfer its entire business or that part of its business to which the license granted hereby relates and the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, or new terms and conditions shall not have been agreed upon within sixty (60) days of such sale or transfer, UKRF shall have the right to terminate this Agreement.


                          Article 10 - Non-Use of Names

Licensee shall not use the names of the University of Kentucky, UKRF, their employees, Kenneth A. Foon or Malaya Chatterjee, or any adaptation thereof in any advertising, promotional or sales literature for Licensed Products without prior written consent obtained from UKRF, in each case, except that Licensee may state that it is licensed by UKRF under one or more of the patents and/or applications comprising the Patent Rights, or other statements reasonably made in connection with disclosures required under applicable laws and regulations, including those laws and regulations pertaining to Securities and the development, manufacture and sale of biological pharmaceuticals.


                          Article 11 - Export Controls

It is understood that UKRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. UKRF neither represents that a license shall not be required nor that, if required, it shall be issued.


             Article 12 - Payments, Notices and Other Communications

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

      In the case of UKRF:
            University of Kentucky, Research Foundation
            207 Administration Building
            Lexington, Kentucky  40506

      With a copy to:
            University Legal Counsel
            7 Administration Building
            Lexington, Kentucky 40506

      In the case of Licensee:
            Ascalon Inc.
            1252 East Appaloosa Place
            Scottsdale, AZ 85259
            Acct:  President


                      Article 13 - Miscellaneous Provisions

13.1. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Kentucky, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

13.2. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

13.3. UKRF shall take all actions necessary to implement this Agreement, including but not limited to, obtaining or executing any affidavits or approvals, and transfer of the Technical Data and Materials to Licensee.

13.4. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof, which shall be interpreted and enforced consistently with the intent of the parties at the Effective Date. To the extent that any provision is deemed invalid or unenforceable such that economic value of this Agreement is materially altered, the parties shall negotiate in good faith a valid replacement provision that best implements the parties' intent at Effective Date.

13.5. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement the day and year first set forth below.

For University of Kentucky Research Foundation        Ascalon, Inc.

By:   _________________________________         By:   ________________________
      Dr. Fitzgerald B. Bramwell,                           Louis R. Bucalo
      Executive Director                                    Chairman

Date:                                           Date:

     By execution of this Agreement, the undersigned acknowledge receiving a copy of this Agreement prior to its execution, having read and reviewed same, and having agreed to the terms and conditions, specifically including but not limited to Article 8.3.

_____________________________       Date:
Ken Foon

_____________________________       Date:
Malaya Chatterjee

_____________________________       Date:
Sunil Chatterjee

_____________________________       Date:
Heinz Kohler





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